Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members

Merit Energy Company, LLC:

We consent to the use of our report dated May 30, 2014, with respect to the Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties Under Contract for Purchase by Memorial Production Partners LP from Merit Energy for the years ended December 31, 2013, 2012 and 2011 included on the registration statement on Form S-1 of Memorial Resource Development Corp. and to the reference to our firm under the heading “Experts” in the prospectus, which is part of the registration statement.

/s/ KPMG LLP

Dallas, Texas

October 1, 2014